Appleton Reports Fourth Quarter and Full Year 2009 Results

Improved earnings, improved cash flow and lower debt strengthen the Company’s outlook

Fourth quarter 2009
•	Net sales of $213.8 million were $11 million lower than Q4 2008
•	Average weekly sales for Q4 2009 improved 2.5% compared to Q4 2008 (which had 14 weeks)
•	Gross profit margin of 18.3% up 2.1%
•	Selling, general & administrative expenses down 22.3%
•	Net cash generated from operations of $17.1 million up $10.3 million
•	Sale of C&H Packaging Company completed

Full-year 2009
•	Net sales of $862.1 million down 10.9%
•	Net income of $25.1 million up $122.5 million compared to 2008
•	Selling, general & administrative expenses down 17.7%
•	Net cash from operations of $61.2 million, an increase of $59.5 million
•	Debt reduced $93 million from its 2009 peak and debt maturities extended

(Appleton, Wis., March 1, 2010) Appleton’s 2009 net sales of $862.1 million declined 10.9 percent compared to 2008 net sales of $967.2 million. Appleton’s 2009 net income of $25.1 million increased $122.5 million over the $97.4 million net loss in 2008.

The 2009 results include $17.7 million of alternative fuel tax credits recorded as a reduction to cost of sales, $42.6 million of net debt extinguishment income and a goodwill impairment charge of $6.3 million within the performance packaging business.

The 2008 net loss includes a $47.1 million loss from the discontinued operations of Appleton’s former subsidiary, BemroseBooth, prior to its sale in August 2008. The net loss also includes impairment charges of $39.6 million within the performance packaging business and $2.6 million of restructuring charges in continuing operations.

Focused execution drove improved results
“Our performance in 2009 reflects the early and decisive actions we took to address challenging and volatile market conditions. We cut spending and reduced inventories which helped us improve cash flow and reduce debt by more than $93 million,” said Mark Richards, Appleton’s chairman, president and chief executive officer.

“I am proud of the determination and discipline our employees showed in serving our customers, achieving strong results, and positioning us to win in the future,” Richards said. “We base that optimism on the talents of our people and the capabilities of operations. We are especially pleased with the operation of the new coater that supports our growing thermal paper business.” He added that the Company also gained greater flexibility to operate by revamping its capital structure and extending debt maturities.  “We will remain intensely focused on the fundamentals of our business and serving the needs of our customers,” Richards stated.

Appleton Reports Fourth Quarter and Full Year 2009 Results	page 2
March 1, 2010

Fourth Quarter and Full Year Business Unit Results (dollars in thousands):

	Net Sales for the		Operating Income (Loss) for the
	Three Months Ended		Three Months Ended
	January 2, 2010	January 3, 2009	January 2, 2010	January 3, 2009

Technical Papers	$188,524	$196,440	$3,739	$(6,728)
Performance Packaging	25,308	28,329	(4,060)	(22,356)
Other (Unallocated)	--	--	(1,308)	(3,446)
	$213,832	$224,769	$(1,629)	$(32,530)

	Net Sales for the		Operating Income (Loss) for the
	Year Ended		Year Ended
	January 2, 2010	January 3, 2009	January 2, 2010	January 3, 2009

Technical Papers	$762,355	$854,915	$45,638		$22,369
Performance Packaging	99,785	112,254	(1,965)		(34,292)
Other (Unallocated)	--	--	(11,698)		(13,193)
	$862,140	$967,169	$31,975	$	$(25,116)

Technical Papers
Technical Papers fourth quarter 2009 net sales of $188.5 million were 4.0 percent lower than fourth quarter 2008 net sales of $196.4 million. Fourth quarter 2008 had one extra week. Average weekly net sales in 2009 were 3.4 percent higher compared to 2008.

Coated solutions average weekly net sales decreased 6.1 percent compared to fourth quarter 2008, primarily due to lower shipment volumes and reduced prices. Average weekly net sales of thermal papers increased 18.6 percent compared to the prior year quarter due to a year-on-year increase in shipment volumes, while average weekly net sales of security papers increased 16.1 percent compared to fourth quarter 2008.

Technical Papers fourth quarter 2009 operating income of $3.7 million increased $10.5 million over fourth quarter 2008 due to reduced manufacturing spending (+$14.5 million), favorable selling, general and administrative spending (+$8.1 million), deflation of raw material and utility costs (+$6.0 million), the alternative fuels tax credit (+$4.7 million) and lower distribution costs (+$1.3 million) which were partially offset by unfavorable pricing and product mix (-$23.0 million) and lower shipment volumes (-$1.1 million).

Technical Papers net sales for 2009 were $762.4 million, 10.8 percent lower than 2008 net sales of $854.9 million. Total year 2009 shipment volumes were 8.8 percent lower than the same period of 2008 with 2009 international volumes 13.0 percent lower than last year.

Coated solutions 2009 net sales decreased $96.4 million, or 17.8 percent, compared to 2008 due to volume shortfalls in all market channels and unfavorable pricing, product mix and market channel mix.

Appleton Reports Fourth Quarter and Full Year 2009 Results	page 3
March 1, 2010

Net sales of thermal papers increased $0.9 million, or 0.3 percent, compared to 2008. Despite a year-on-year increase in shipment volumes of 7.6 percent, aggressive price competition negatively impacted sales revenues. Net sales of security papers increased $2.9 million, or 8.6 percent, compared to 2008, due to higher shipment volumes.

Technical Papers operating income for 2009 increased $23.3 million, or over 100 percent, to $45.6 million due to deflation of raw material and utility costs (+$27.0 million), the alternative fuels tax credit (+$17.7 million), favorable selling, general and administrative spending (+$16.9 million), reduced manufacturing spending (+$11.3 million), lower distribution costs (+$8.9 million) and reduced start-up costs of the thermal coater at the West Carrollton, Ohio paper mill (+$5.4 million) which were partially offset by  unfavorable price and mix (-$42.7 million), lower shipment volumes (-$12.2 million) and mill curtailments to match customer demand  (-$9.0 million).

Performance Packaging
Performance Packaging fourth quarter 2009 net sales of $25.3 million were 10.6 percent lower than fourth quarter 2008 net sales of $28.3 million. Net sales for 2009 were $99.8 million, which was 11.1 percent lower than net sales of $112.3 million for the full year 2008. The decrease in revenue was due to weaker demand and lower selling prices to the customer in response to lower resin prices.

Fourth quarter 2009 operating loss of $4.1 million was an improvement of $18.3 million over fourth quarter 2008. An operating loss of $2.0 million was recorded for the full year 2009 compared to an operating loss of $34.3 million for the prior year. Fourth quarter and full year 2009 operating results include a $6.3 million goodwill impairment charge, while 2008 operating results included total goodwill impairment charges of $39.6, of which, $21.9 million was recorded in the fourth quarter.

Sale of C&H Packaging Completed
During second quarter 2009, Appleton committed to a formal plan to sell C&H Packaging Company, Inc. (“C&H”). C&H, located in Merrill, Wis., was acquired in 2003 and prints and converts flexible plastic packaging materials for companies in the food processing, household and industrial products industries. The assets and liabilities of C&H were reclassified to be reported as held for sale for the year ended January 3, 2009. On December 18, 2009, Appleton completed the sale of C&H to The Interflex Group, Inc. receiving $16.9 million of cash and a receivable for $0.2 million. A gain of $0.8 million was recorded as a result of this sale. Prior to the sale, C&H was included within the performance packaging business segment.

Other (Unallocated)
Other (unallocated) includes revenues and costs associated with new business development activities and unallocated corporate expenses. Fourth quarter 2009 other (unallocated) operating loss decreased by $2.1 million, compared to fourth quarter 2008. Full year 2009 other (unallocated) operating loss decreased $1.5 million, compared to 2008.

Appleton Reports Fourth Quarter and Full Year 2009 Results	page 4
March 1, 2010

Balance Sheet
On February 8, 2010, Appleton completed a voluntary refinancing of its debt to extend debt maturities, increase liquidity, eliminate certain financial covenants and increase financial flexibility. The refinancing included the sale of $305.0 million of 10.5% senior secured notes due June 2015 and a new five-year, asset-backed $100 million revolving credit facility. Proceeds from the sale of the senior secured notes, less expenses and discounts, were $292.2 million. A majority of the proceeds from this refinancing transaction were used to repay, and thus eliminate, the senior secured credit facilities which included senior secured variable rate notes payable of $211.2 million, plus interest, and the revolving credit facility of $97.1 million, plus interest. Remaining proceeds were used to pay related fees and expenses of the transaction.

In September 2009, the Company completed a voluntary debt-for-debt exchange transaction. This transaction exchanged $92.0 million of Appleton’s 8.125% senior notes payable due June 2011 and $110.3 million of 9.75% senior subordinated notes payable due June 2014 for $158.2 million of newly issued 11.25% second lien notes payable due December 2015. In addition, $3.6 million of additional 11.25% notes were issued as in-kind consent fees to the note holders agreeing to the exchange. The transaction resulted in a debt reduction of $44.1 million as well as extended maturities for a majority of the notes payable.

During 2009, Appleton generated cash from operations of $61.2 million which is an increase of $59.4 million over 2008. Working capital reductions contributed $15.8 million to this year’s cash from operations. During 2009, Appleton contributed $10 million to its pension fund.  Appleton used $7.7 million for investing activities in 2009, which included $24.6 million invested on capital projects and $16.9 million in proceeds received from the sale of C&H. This compares to the $100.4 million used in 2008 which included $84.3 million invested in the expansion project at the West Carrollton, Ohio facility.  Finally, Appleton used $47.8 million for financing activities in 2009, which was mainly the result of debt reduction and redemptions of PDC common stock, compared to $57.6 million provided in 2008, largely the result of increased debt.

Outlook
Richards said the Company expects to see continued market volatility and an uneven economic recovery.  However, the Company is optimistic about 2010 due to projected growth in sales of its thermal paper products made possible through the capabilities of the Company’s new coater. Also, the Company’s recent introduction of a reformulated carbonless sheet product that is guaranteed to run on all forms of printing equipment has received strong market response.  Richards said he also expects to see continued improvement in sales of the Company’s products to international markets. Appleton’s Encapsys® business, which leverages its extensive experience and success with microencapsulation technology, is expected to continue its rapid growth.

“The past fifteen months have tested us and made our company more nimble, flexible and durable,” stated Richards. He said the Company is well prepared to compete and to extend its market positions in its core businesses despite the uncertainties of an economic recovery. “Building on what we accomplished in 2009, we have a plan to continue business improvement in 2010 and beyond,” said Richards.

Appleton Reports Fourth Quarter and Full Year 2009 Results	page 5
March 1, 2010
Earnings release conference call
Appleton will host a conference call to discuss its fourth quarter and 2009 results on Tuesday, March 2, 2010, at 11:30 a.m. ET. The call will be broadcast through its Web site, www.appletonideas.com/investors. A replay will be available through March 31.

About Appleton
Appleton creates product solutions through its development and use of coating formulations, coating applications and encapsulation technology. The Company produces carbonless, thermal, security and performance packaging products. Appleton, headquartered in Appleton, Wisconsin, has manufacturing operations in Wisconsin, Ohio, Pennsylvania, and Massachusetts, employs approximately 2,100 people and is 100 percent employee-owned. For more information, visit www.appletonideas.com.

Media Contact:        Bill Van Den Brandt
Manager, Corporate Communications
920-991-8613
bvandenbrandt@appletonideas.com

Notice regarding forward-looking statements
This news release contains forward-looking statements. The words “will,” “may,” “should,” “believes,” “anticipates,” “intends,” “estimates,” “expects,” “projects,” “plans,” “seek” or similar expressions are intended to identify forward-looking statements. All statements in this news release, other than statements of historical fact, including statements which address Appleton’s strategy, future operations, future financial position, estimated revenues, projected costs, prospects, plans and objectives of management and events or developments that Appleton expects or anticipates will occur, are forward-looking statements. All forward-looking statements speak only as of the date on which they are made. They rely on a number of assumptions concerning future events and are subject to a number of risks and uncertainties, many of which are outside the Company’s control that could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to, the factors listed under “Item 1A - Risk Factors” in the Annual Report on Form 10-K for the year ended January 2, 2010. Many of these factors are beyond Appleton’s ability to control or predict. Given these uncertainties, you should not place undue reliance on the forward-looking statements. Appleton disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Appleton Reports Fourth Quarter and Full Year 2009 Results	page 6
March 1, 2010
Table 1

Appleton Papers Inc.
Consolidated Statements of Operations
(dollars in thousands)

	For the Three Months Ended	For the Three Months Ended
	January 2, 2010	January 3, 2009

Net sales	$213,832	$224,769
Cost of sales	174,679	188,418

Gross profit	39,153	36,351

Selling, general and administrative expenses	34,441	44,342
Goodwill impairment	6,341	21,961
Restructuring costs	--	2,578

Operating loss	(1,629)	(32,530)

Other expense (income)
Interest expense	13,082	22,233
Debt extinguishment expense loss (income), net	144	(11,598)
Interest income	(355)	(706)
Foreign exchange loss	47	2,523
Other loss	--	1,538

Loss before income taxes	(14,547)	(46,520)
Provision (benefit) for income taxes	171	(445)

Net loss	$(14,718)	$(46,075)

Other Financial Data:

Depreciation and amortization of intangible assets including impairment	$21,938	$37,034

Appleton Reports Fourth Quarter and Full Year 2009 Results	page 7
March 1, 2010
Table 2
Appleton Papers Inc.
Consolidated Statements of Operations
(dollars in thousands)

	For the	For the
	Year Ended	Year Ended
	January 2, 2010	January 3, 2009

Net sales	$862,140	$967,169
Cost of sales	684,261	780,440

Gross profit	177,879	186,729

Selling, general and administrative expenses	139,563	169,622
Goodwill impairment	6,341	39,645
Restructuring costs	--	2,578

Operating income (loss)	31,975	(25,116)

Other expense (income)
Interest expense	51,291	54,267
Debt extinguishment income, net	(42,602)	(11,598)
Interest income	(402)	(1,071)
Litigation settlement, net	--	(22,274)
Foreign exchange (gain) loss	(958)	4,523
Other (income) loss	(820)	1,538

Income (loss) from continuing operations before income taxes	25,466	(50,501)

Provision (benefit) for income taxes	334	(268)

Income (loss) from continuing operations	25,132	(50,233)

Discontinued operations
Loss from discontinued operations, net of income taxes	--	(47,149)

Net income (loss)	$25,132	$(97,382)

Other Financial Data:
Depreciation and amortization of intangible assets including impairment within continuing operations	$68,375	$99,041

Appleton Reports Fourth Quarter and Full Year 2009 Results	page 8
March 1, 2010
Table 3

Appleton Papers Inc.
Consolidated Balance Sheets
(dollars in thousands)

	January 2, 2010	January 3, 2009

Cash and cash equivalents	$9,963	$4,180
Accounts receivable	90,584	88,218
Inventories	120,942	124,856
Other current assets	55,759	45,920
Assets held for sale	--	9,327
Total current assets	277,248	272,501

Property, plant and equipment, net	405,598	439,301

Other long-term assets	115,134	208,864
Assets held for sale	--	9,255

Total assets	$797,980	$929,921

Accounts payable	$60,020	$61,093
Other current liabilities	103,426	92,585
Liabilities held for sale	--	2,085
Total current liabilities	163,446	155,763

Long-term debt	544,113	598,598

Other long-term liabilities	189,815	282,505
Total equity	(99,394)	(106,945)

Total liabilities & equity	$797,980	$929,921